Exhibit 99.1

Investor Contact:	Nancy Christal Vice President Investor Relations (914) 722-4704	Media Contact:	Eileen Howard Dunn Vice President Corporate Communications (401) 770-4561

For Immediate Release

ALFRED J. VERRECCHIA NAMED TO CVS BOARD OF DIRECTORS

WOONSOCKET, RHODE ISLAND, September 14, 2004 – CVS Corporation (NYSE: CVS) today named Alfred J. Verrecchia, President and Chief Executive Officer of Hasbro, Inc., to its Board of Directors.

“We are thrilled to have Al join the CVS board. He is a seasoned executive with tremendous financial and operational acumen, bringing broad experience in managing the highly complex business issues companies face in today’s competitive marketplace,” said Tom Ryan, Chairman of the Board, President, and Chief Executive Officer of CVS. “He has a proven track record, and his knowledge and expertise will be great assets to the CVS board.”

Mr. Verrecchia has nearly forty years of experience in various positions at Hasbro, Inc. He has been President and Chief Executive Officer since May 2003, and previously served as President and Chief Operating Officer from 2000 to May 2003 and Executive Vice President, Global Operations and Chief Financial Officer from 1999 to 2000. Hasbro is a worldwide leader in children’s and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.

Mr. Verrecchia serves on several corporate boards of directors, including Hasbro, Inc., FM Global, Old Stone Corporation and Lifespan, where he is Chairman of the Board. At CVS, he will serve as a member of the board’s Audit Committee.

CVS is America’s #1 retail pharmacy, operating over 5,000 retail and specialty pharmacy stores in 36 states and the District of Columbia. With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its CVS/pharmacy® stores; its online pharmacy, CVS.com®; and its pharmacy benefit management and specialty pharmacy subsidiary, PharmaCare®Management Services. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.CVS.com.